Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Announces CFO Transition and Appoints Interim CFO

SAN DIEGO, CA, July 2, 2020 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced that effective July 10, 2020 Mark Turfler will be stepping down as CFO, a position he has held since January 2014. Peter Yin, RF Industries Senior Vice President, Finance & Operations, has been appointed interim Chief Financial Officer, effective July 11, 2020.

"On behalf of all of us at RF Industries, I want to thank Mark for his many contributions over the years, and for serving as a steady partner for me when I joined the company," said Robert Dawson, President and CEO of RF Industries. “He leaves the company in a much stronger financial position, and I wish him all the success in his future endeavors.”

"I look forward to the contributions Peter will make in his expanded role,” Dawson continued. “Peter has played a central role on my leadership team and is well prepared to assume his new key position here at RF Industries.”

Mr. Yin joined RF Industries in September 2014 as Corporate Controller and was promoted to Senior Vice President, Finance & Operations in November 2019. He previously worked at Sony Corporation of America in Corporate Audit and at Grant Thornton in the Assurance practice.

"I am excited about my new role at RF Industries as we continue to pursue our growth strategy,” said Peter Yin.

RF Industries will commence a formal search for a permanent Chief Financial Officer. Mr. Turfler’s departure is not related to any disagreements relating to operating, accounting or financial reporting matters.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

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